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                                                                  EXHIBIT 10.17B


RESOLVED, that the crediting of contribution credits pursuant to Section 3.1 of the Phantom Plan shall be suspended effective as of April 1, 1999 (with appropriate pro-ration of the crediting of contribution credits for the 1999 Plan Year (as defined in Section 1.9 of the Phantom Plan)); such suspension of the crediting of contribution credits shall remain in effect until the Board of Directors of the Corporation adopts a resolution approving the resumption of the crediting of contribution credits pursuant to Section 3.1 of the Phantom Plan and, subject to the Corporation's rights to terminate, suspend, or amend the Phantom Plan, the remaining sections of the Phantom Plan shall remain in full force and effect.